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                                                                 EXHIBIT 10.13


                                           CONFIDENTIAL TREATMENT

                                    Confidential material has been omitted
                                    and filed separately with the Securities and Exchange Commission. Astericks denote such omissions.


                                LICENSE AGREEMENT


THIS AGREEMENT is made as of the 28th day of May, 1996, between Best!Ware, Inc., of 300 Roundhill Drive, Rockaway, New Jersey, USA ("Licensor") and Data-Tech Software Pty. Ltd, of 4 Solwood Lane, Blackburn, VIC 3130, Australia ("Licensee").

WHEREAS:

     A) Licensor is the owner of all right, title and interest in and to certain small business accounting software products listed on EXHIBIT A hereto (collectively, the "Bestware Products").

     B) Licensor licenses other software currently in development, as listed and described on EXHIBITS B and C hereto ("Casper" and "People Manager TM", respectively), from affiliated entities, namely its parent corporation, Best Programs, Inc. ("Best") and a sister corporation, Abra Cadabra Software, Inc. ("Abra"). The term "Casper" shall automatically be expanded to include any modifications to the product provided by Licensor, Best or Abra to Licensee during the term of this Agreement whether pursuant to
         Section 4 hereof or otherwise.

     C) Licensor has the right to license and/or sublicense (collectively herein "license") tile Bestware Products, Casper and People Manager to Licensee and to provide Licensee with source code to the such products.

     D) Licensee desires to obtain a license and/or sublicense (collectively herein "license") to copy, modify, make derivative works from, support, distribute and use the Products (as defined below) pursuant to all the terms of this Agreement.

     E) Licensor agrees to license the Products to Licensee pursuant to all the terms of this Agreement.

NOW THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto agree as follows:

1.      DEFINITIONS

        In this Agreement:

- "Bestware Customer Lists" means all customer and prospect lists for the Bestware Products owned by Licensor as of the Effective Date, including customer lists created by Licensor's international distributors which are owned by Licensor by virtue of such distribution relationships and are in Licensor's possession as of the Effective Date or, even if not owned, are under Licensor's control or in Licensor's possession as of the Effective Date, but only to the extent that Licensor has the right with regard to such lists to sublicense its rights to Licensee hereunder. but specifically excluding the DT-Australia Customer Lists (as defined below).

- "Derivative Products" means all modified Software and Documentation produced by Licensee or by a third party on Licensee's behalf after the Effective Date, but specifically does not include the changes made by Best to Casper or any other Product pursuant to Section 4 of this Agreement which changes shall automatically become part of the Products hereunder.

- "Documentation" means the installation instructions and user manual together with all other documentation customarily supplied by Licensor for use with the Products, or any part thereof, including portions incorporated in Derivative Products.

- "DT-Australia Agreement" means that certain Vendor International Distribution Agreement dated January 1, 1996 between Licensor and Licensee, as the Pacific Rim distributor of the Bestware Products, which shall be terminated by mutual agreement of the parties, as of the Effective Date, pursuant to a termination agreement in the form attached hereto as EXHIBIT D.
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-       "DT-Australia Customer Lists" means all customer and prospect lists for the Bestware Products owned by Licensee as of the Effective Date or, even if not owned, that are under Licensee's control or in Licensee's possession as of the Effective Date.

-       "Effective Date" means the date first set forth above.

- "Independent Competitive Product" means a software product developed by Licensee or any other entity other than Licensor that performs substantially the same functions as any Product and which is not a Derivative Product.

- "Low End Accounting Software Product" means an integrated general ledger accounting software product that has the following characteristics: (a) a customer base populated primarily by customers that have less than fifty employees and less than $5 million in annual revenues; and(b) are sold for less than $400 suggested retail.

- "Management Agreement" means a separate management agreement that Licensor may enter into, in its sole discretion, pursuant to which it will hire a U.S. entity to run its day-to-day U.S. operations. Licensor shall permit Licensee to sublicense its rights hereunder to such entity (the "Management Company"), provided that (i) Licensee obtains Licensor's prior approval of the Management Company, which approval shall not be unreasonably denied; and (ii) such Management Agreement shall comply with all the terms of this Agreement.

- "Overlap Code" means that code in Abra's payroll software modules that overlap with the payroll code in the MYOB payroll module, including without limitation, the code modules designated as "PayEng.ccp" and "PayEngl.ccp."

- "People Manager Territory" means the countries listed on EXHIBIT E to this Agreement.

- "Products" means (a) the Bestware Products, as they exist on the Effective Date of this Agreement including all versions thereof in existence on the date of this Agreement which are owned by Licensor, including the UK version which was created by Licensor's UK distributor, Best Programs Ltd., (b) Casper, a product currently in development which includes those elements described on EXHIBIT B hereto, and (c) People Manager, a product currently in development which includes those elements described on EXHIBIT C hereto. The term "Products" does not include any separate products (i.e., products for which a separate charge will be made in addition to any standard support/upgrade fee) currently being developed by Licensor, any modifications to Casper or People Manager developed by Licensor after the Effective Date (except as specifically provided in Section 4 below) or any resulting new Licensor products unless and until such time as the parties mutually agree in writing to include such products in the definition of "Products."

- "SLA" means a software license agreement in the form previously supplied by Licensor to Licensee permitting use of the Software by end user customers, or any software license agreement form adopted by Licensee which is no less protective of Licensor's proprietary rights in the Products than Licensor's form, to the extent permitted by law in the relevant territory.

- "Software" means that part of the Products consisting of computer software programs.

- "Trade Marks" includes the name of Licensor and such other trademarks of Licensor (whether registered or applied to be registered as a trade or service mark, or unregistered) which are listed on EXHIBIT F to this Agreement.
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2.      LICENSES AND LICENSE RESTRICTIONS

2.1     Grants by Product

        a) BESTWARE PRODUCTS. Subject to all the terms and conditions of THE AGREEMENT, Licensor hereby grants Licensee an exclusive, worldwide, nontransferable license to use, copy, modify, create Derivative Products from, support, market and distribute, The Bestware Products, and to sublicense such Bestware Products and any Derivative Products created therefrom, in object code form only, to end users for use in accordance with the terms of an SLA. Licensee acknowledges that the exclusivity of the license granted in this Section 2.1(a) is qualified by and subject to
                (i) Licensor's retention, on Abra's behalf, of nonexclusive rights to market, copy, distribute, modify, license and in any other way, use the Overlap Code, and (ii) the existence of certain pre-existing distribution agreements granted by Licensor to various third parties prior to the date hereof A list of all such agreements is set forth on EXHIBIT G hereto. As between Licensor and Licensee, these agreements shall be treated as set forth in Section 2.4 below.

        b) CASPER. Subject to all the terms and conditions of the Agreement, Licensor hereby grants Licensee a non-exclusive, worldwide, nontransferable license to use, copy. modify, create Derivative Products from, support, market and distribute, Casper, and to sublicense Casper and any Derivative Products created therefrom, in object code form only, to end users for use in accordance with the terms of an SLA.

        c) PEOPLE MANAGER. Subject to all the terms and conditions of the Agreement, Licensor hereby grants Licensee (i) a non-exclusive, nontransferable license to use, copy, modify, create Derivative Products from, People Manager, (ii) an exclusive -nontransferable license to market, distribute and support People Manager and any Derivative Products created therefrom, solely in the People Manager Territory, and (iii) all exclusive, nontransferable license to sublicense People Manager and any Derivative Products created therefrom, in object code form only, to end users solely in (the People Manager Territory for use in accordance with the terms of an SLA.

        d)      SUBLICENSING. The licenses granted to Licensee in subsections
                (a) through (c) above may not be sublicensed to a third party except (i) as specifically permitted in the case of subdistribution agreements pursuant to Section 2.4 below and
                (ii) that such rights may be sublicensed pursuant to the Management Agreement.

2.2     Source Code License by Product -

        a) BESTWARE PRODUCTS. Subject to all the terms and conditions of this Agreement, including without limitation the source code limitations in Section 3 below, Licensor hereby grants Licensee an exclusive, non-transferable license to use, copy and modify the source code version of the Bestware Products and related Documentation to create Derivative Products thereof and to incorporate the source and/or the object code or portions thereof in the Derivative Products, subject to Licensor's retained rights as set forth in Section 2.1(a) above.

        b) CASPER AND PEOPLE MANAGER. Subject to all the terms and conditions of this Agreement, including without limitation the source code limitations in Section 3 below, Licensor hereby grants Licensee a non-exclusive, non-transferable license to use, copy and modify the source code version of Casper and People Manager and related Documentation to create Derivative Products thereof and to incorporate the source and/or the object code or portions thereof in the Derivative Products. In the case of People Manager, the Derivative Works created may only be for use in the People Manager Territory.

        c)      SUBLICENSING. The licenses granted to Licensee in subsections
                (a) and (b) above may not be sublicensed to a third party except that such rights only be sublicensed pursuant to the


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                Management Agreement or as reasonably necessary to allow for localization of the Products within the authorized territories.

2.3 Bestware Customer List License - Subject to all the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive, non-transferable license to use the Bestware Customer Lists solely in its marketing, support and distribution of the Bestware Products, the Derivative Products, the Independent Competitive Products, and Casper during the term of this Agreement. This license may not be sublicensed other than (i) pursuant to the Management Agreement, or (ii) pursuant to customer list rental arrangements of the type conducted by Licensor prior to the Effective Date and provided that no such rental shall be made to any manufacturer or distributor of products which compete with the Products for the purpose of promoting any product that competes with any of the Products.

2.4 Dealers/Distributors - During the term of this Agreement, Licensee's right to sublicense its distribution rights to third parties is solely as set forth in this Section 2.4, except that the requirements set forth in subsection (a) below shall not apply to any of the Licensor distribution agreements set forth on EXHIBIT G, which are entered into between Licensee and such distributor after the Effective Date, if such are executed under the same (or substantially similar) terms as those originally agreed to by Licensor.

        a) APPOINTMENT - Licensee shall have the right to sublicense distributors and dealers to distribute the Products to end-users, subject to the terms of this Section 2.4. Licensee agrees that subdistributors and dealers authorized by Licensee to distribute the Products shall assume obligations relating to the marketing and distribution of the Products equivalent to those assumed by Licensee hereunder, with regard to (a) the protection of Licensor's Trade Marks, Products and confidential information; (b) record keeping and inspection, and (c) disclaimer of liability. Further, Licensee shall limit the scope of rights granted to any such party such that the rights so granted in no way exceed the rights granted to Licensee hereunder (in particular, the territorial limitations of the People Manager product). Further, Licensee agrees to indemnify Licensor and hold Licensor harmless from any and all claims brought against Licensor by any such distributor/dealer or against any damages arising from any such distributor/dealer relationship, unless such claims arise due to the negligent act or misconduct of licensor. In no event shall Licensee grant any distributor or dealer access or rights to any Product source code without Licensor's prior written consent. All distributor and dealer agreements shall automatically terminate upon termination of this Agreement due to default by Licensee.

        b) BREACH OF OBLIGATIONS - If at any time during the term of this Agreement, Licensor has reason to believe that any distributor or dealer is in violation of any material provision of its distributor or dealer agreement, including without limitation those provisions relating to treatment of Licensor Trade Marks or confidential information, Licensor shall so notify Licensee and the parties shall consult in good faith to determine the action to be taken by Licensee under the applicable distributor or dealer agreement. Licensee shall agree to take all reasonable actions, up to and including legal action against any distributor or dealer, if such action is reasonably necessary to protect Licensor's proprietary rights. Licensee shall pay the costs, expenses and attorneys' fees of any such action. Licensor agrees that it will cooperate fully with Licensee in prosecuting or settling any such claim and shall negotiate with Licensee reasonably and in good faith as necessary with regard to continuing prosecution or settling the claim. In addition, each distributor agreement shall provide that Licensor shall have the right to enforce the terms of such agreement as long as this Agreement remains in effect.

        c) DT-AUSTRALIA AGREEMENT - On the Effective Date, the parties shall mutually agree to terminate the DT-Australia Agreement, pursuant to a termination agreement in the form attached hereto as EXHIBIT D.


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        d)      OTHER EXISTING LICENSOR DISTRIBUTION AGREEMENTS - Promptly after the Effective Date, Licensor, in conjunction with Licensee (or the Management company, if Licensee so designates), will notify all of the distributors listed on EXHIBIT G, that it is terminating its relationship with such distributor as soon as legally permitted under the terms of Licensor's then-current agreement with each such distributor. As soon as possible after the Effective Date, Licensee agrees to undertake a commercially reasonable effort to execute new agreements with such parties, During the period between the Effective Date and the date of termination of these agreements (the "Transfer Period"), Licensee agrees that it shall serve as Licensor's agent in relation to such agreements and shall fulfill all of Licensor's obligations thereunder. In consideration therefore, Licensee shall be entitled to collect and retain all fees paid by such third parties to Licensor which relate to transactions occurring under such agreements after the Effective Date. The mechanics of operation of such distribution agreements during the Transfer Period, as between Licensor and Licensee, shall be as set forth in detail in a separate agreement of even date herewith between Licensor and the Management Company, if any (the "Transition Agreement"). If there is any conflict between the terms of this paragraph and the terms of the Transition Agreement dealing with management of those distribution agreements listed on EXHIBIT G, Licensor and Licensee agree that the terms of the Transition Agreement shall govern. Licensor agrees to indemnify Licensee and hold Licensee harmless from any and all claims brought against Licensee by any such distributor/dealer (a) for improper termination of its distribution agreement by Licensor, or (b) under its distribution agreement during the Transfer Period; provided, however that Licensor shall have no liability for any such claims that arise due to the negligent act or misconduct of Licensee, whether in its role as Licensor's agent or otherwise. Conversely, Licensee agrees to indemnify Licensor and hold Licensor harmless from any and all claims brought against Licensor by any such distributor/dealer under its distribution agreement during the Transfer Period, which arise from the negligent act or misconduct of Licensee, whether in its role as Licensor's agent or otherwise.

        e) ROYALTIES - All royalties paid to Licensee from its subdistributors shall be commercially reasonable.

2.5 End User Licensing - With every Product and Derivative Product distribution by Licensee or on Licensee's behalf, Licensee shall include an SLA. In addition, during the term of this Agreement, each such agreement shall provide that Licensor shall have the right to enforce the terms of such agreement. Licensee agrees to use its best efforts to enforce the obligations of its agreements and to inform Licensor immediately of any known breach of such obligations.

2.6 Relationship between the Parties - During the term of this Agreement, Licensee shall act as an independent contractor and shall neither be, nor represent itself to be, an employee or agent of Licensor except as specifically permitted herein. Licensee shall in no event have authority to bind or incur any liability or make any commitment on behalf of Licensor. Nothing in this Agreement shall be construed as constituting Licensee and Licensor as partners, or as creating the relationship of employer and employee, franchiser and franchisees master and servant, or principal and agent (except as specifically permitted herein) between them.

2.7 Licensor Rights - Notwithstanding any other provision of this Agreement, neither Licensor nor any of its affiliates shall be treated as in breach of any obligation to Licensee in relation to:

        a) Any copy of the Bestware Products distributed or marketed before the Effective Date, or any copy of People Manager distributed or marketed other than by Licensor into the People Manager Territory before the Effective Date;

        b) Any copy of People Manager imported into the People Manager Territory after the Effective Date for supply within the People Manager Territory where such copy is lawfully marketed in parts outside the People Manager Territory, but Licensor will use reasonable efforts, unless prohibited by law, to discourage such activities if timely notified of their occurrence by the Licensee;


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        c)      Any Licensor products other than the People Manager Products in the People Manager Territory, and the Bestware Products.

2.8     Competing Products -

        LICENSEE:

        a) DURING THE TERM. Licensee may during the term of this Agreement develop, manufacture or distribute goods which compete with the Products (including any Independent Competitive Product), as long as Licensee pays Licensor a royalty on the receipts therefrom as part of the revenue calculation set forth on EXHIBIT H hereof.

        b) AFTER TERMINATION FOR CAUSE BY LICENSOR DUE TO DEFAULT BY LICENSEE. Further, in the case of termination of this Agreement by Licensor due to default by Licensee, Licensee shall not directly or indirectly as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), for one year after the date of such termination, engage in the business of developing, marketing or distributing goods which compete with the Products.

        LICENSOR:

        c) DURING THE TERM. During the term of this Agreement, Licensor shall not directly or indirectly as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business of developing, marketing or distributing a Low End Accounting Software Product.

        d) AFTER TERMINATION FOR CAUSE BY LICENSEE DUE TO DEFAULT BY LICENSOR. For the period of four years from the Effective Date of this Agreement, Licensor shall not directly or indirectly as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business of developing, marketing or distributing a Low End Accounting Software Product.

        e) EXCLUSIONS. Nothing in Sections 2.8(c) or 2.8(d) is intended to in any way restrict Licensor, Best or Abra's right to develop, market, distribute, or sublicense (i) any product based on, related to, or derived from the Casper or People Manager technology (which right with regard to People Manager, during the term of this Agreement, shall be restricted to areas outside of the People Manager Territory), as long as such derivative product is not a Low End Accounting Software Product, or (ii) an integrated payroll module with Casper, People Manager (which right with regard to People Manager, during the term of this Agreement, shall be restricted to areas outside of the People Manager Territory) or any other software product, which module may or may not include the Overlap Code, in Licensor's sole discretion; or (iii) a corporate budgeting product. Further, notwithstanding Sections 2.8(c) or 2.8(d), in the event that Licensor, Best or Abra shall merge with, or acquire the assets of, another business, and such business was developing and/or marketing prior to the merger or acquisition, in addition to other products, one or more Low End Accounting Software Products, the restrictions of Section 2.8(c) and 2.8(d) shall not apply to such Low End Accounting Software Product(s) after completion of the merger or acquisition, on the grounds that the competition between the Bestware Product(s) and such Low End Accounting Software Products pre-existed such merger or acquisition.


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        f)      BEST/ABRA AGREEMENT. On or before the Effective Date, Licensor shall obtain the written agreement of Best and Abra to abide by the terms of Sections 2.8(c) and (d).

2.9 Activities relating to People Manager outside the People Manager Territory - Unless otherwise agreed by Licensor in writing, Licensee shall not at any time either during or after the term of this Agreement and in relation to People Manager, seek customers, establish any branch or maintain any distribution depot for the distribution of People Manager outside the People Manager Territory without written authorization from the Licensor.

3.      SOURCE CODE.

3.1 Permitted Uses. Promptly after the Effective Date of this Agreement, Licensor shall provide a copy of Product source code to Licensee, and Licensor hereby grants Licensee the right to use such copy in order for Licensee to modify and enhance the Products for the purpose of producing Derivative Products for end-users that are competitive in the marketplace and for supporting and repairing the Products and any such Derivative Products.

3.2 Obligations - During the term of this Agreement, Licensee shall have no rights to disclose, sell, license, distribute, encumber, or in any way transfer the source code, or any portion thereof, to any third party without Licensor's prior written approval and will at all times hold the source code in the strictest confidence. Licensee may give access to the source code only to those Licensee employees and consultants, or those employees and consultants of the Management Company, if any, who must access the code in order to make the modifications permitted hereunder. All such employees and consultants who are given access to the source code must sign, or have signed, a confidentiality agreement imposing confidentiality obligations substantially similar to those set forth in this Section 3.2. During the term of this Agreement, Licensee agrees that it shall keep (and shall require the Management Company, if any, to keep) written records of all those persons who have access to Licensor Product source code, and shall provide such records to Licensor if Licensor so requests in connection with a bona fide investigation of copyright infringement of any Licensor Product or for any legitimate business reason. Licensee shall use its best efforts (and shall require the Management Company, if any, to commit to the same level of effort) to safeguard the Licensor Product source code and to ensure that no unauthorized persons have access to the source code, and that no persons authorized to have such access (i.e., specified employees and consultants) shall take any action which would be in violation of either their confidentiality agreement or this Agreement if taken by Licensee. With regard to all Products, the foregoing obligations relating to confidentiality and nondisclosure will subsist during the term of this Agreement and (i) with regard to People Manager and Casper source code, will survive for five (5) years after the date of expiration or any termination of this Agreement and (ii) with regard to the Bestware Products source code, will survive for five (5) years after the date of any termination of this Agreement by Licensor due to default by Licensee.

3.3 Ownership of Changes. All Derivative Products created by any third party on Licensee's behalf, including without limitation those made by the Management Company, if any, shall be owned by Licensee. During the term of the Agreement, Licensee shall obtain written assignments of ownership from any such third parties.

3.4     Retention Procedures; Escrow.

        a. Within thirty days, Licensee agrees to institute a source and customer list retention procedure whereby, no less than once per quarter, Licensee will send the then current version of the Bestware Customer Lists, the DT-Australia Customer Lists and the Product source code (including all Derivative Product source code) to an off site, secure, third party record retention facility. During the term of this Agreement, Licensor shall at its request, during normal business hours, be given access to the records so retained in order to verify that the obligations under this paragraph are being met. Licensor's right to such access shall terminate automatically upon expiration of this Agreement or termination of this Agreement by Licensee due to default by Licensor. Upon any


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                termination of this Agreement by Licensor due to default by
                Licensee, Licensee shall promptly instruct the third party record retention facility to turn over all materials in its possession to Licensor. Any disputes relating to the release of the materials from the third party record retention facility shall be settled by arbitration. As appropriate, Licensee may delegate some or all of the obligations set forth in this subsection 3.3(a) to the Management Company, if any; provided that the Management Agreement contain obligations equivalent to those set forth in this subsection.

        b. In addition, within thirty days of the Effective Date, Licensee and Licensor shall enter into an escrow agreement mutually acceptable to Licensee and Licensor which shall remain in effect during the term of this Agreement. The escrow agreement shall provide, in general, that no less frequently than once every six months during the term of this Agreement, Licensee shall deliver the source code of the then current Products, and Derivative Products, plus the then current Bestware and DT Australia Customer Lists, to the escrow agent. Licensor shall be given access to such source code and Customer Lists in the event that this Agreement terminates due to breach by Licensee. If termination occurs due to expiration or due to breach by Licensor, the escrow agent will deliver all of the escrow materials to Licensee. Any disputes relating to the release of the escrowed materials from escrow shall be settled by arbitration, as described in more detail in the escrow agreement. Licensor shall pay all escrow fees. The escrow agreement shall terminate upon delivery of the escrowed materials to either Licensee or Licensor.

3.5     Breach of Section 3 Obligations. Any violation of the terms of Sections
        3.2 and 3.3 by Licensee shall be considered a material breach of this Agreement by Licensee. Licensee shall promptly report to Licensor any violation of Section 3.2 and shall take further steps as may be requested by Licensor to prevent or remedy any such violation, at Licensee's cost. In addition, because unauthorized use or transfer of the Licensor Product source code or the Customer Lists would diminish substantially the value of such program and irrevocably harm Licensor, if Licensee breaches the provisions of Section 3.2, Licensor shall be entitled to injunctive and/or other equitable relief, in addition to other remedies afforded by this Agreement or by law, to prevent or remedy a breach of Section 3.2.

3.6 Return of Materials - Upon any termination of this Agreement due to default by Licensee, Licensee shall immediately return all copies of the Product source code to Licensor, including all source code for any Derivative Products created during the term of this Agreement, and the Bestware Customer Lists.

4. CASPER MODIFICATIONS. Licensor agrees that during the eighteen month period commencing on the Effective Date, it has contracted with Best to have Best provide Licensee with up to 600 hours of technical consulting support on Casper, free of charge, with no more than 300 hours being utilized in the final six months of such period. The parties agree that such 600 hours may be utilized by Licensee towards Casper development in accordance with the procedure set forth in detail in EXHIBIT I. Upon request, during the term of this Agreement, additional Casper development services shall be provided by Best to Licensee at a specified rate as set forth in EXHIBIT I. Further, during the twelve month period commencing on the Effective Date, Best has committed to Licensee that it will deliver to Licensee any enhancements to Casper that it creates during such period provided, however, that nothing in this sentence shall be interpreted as a commitment on Licensee or Best's part to create any such enhancements.

5.      OWNERSHIP OF PRODUCTS AND CUSTOMER LISTS

5.1 Products Existing as of the Effective Date - Licensee acknowledges and agrees that all Products licensed to Licensee by Licensor hereunder, whether in object or source code form, are and shall remain the sole and exclusive property of Licensor, Best or Abra, as applicable.

5.2 Modified Products Delivered by Licensor, Best or Abra. Any modified Products delivered to Licensee during the term of this Agreement by either Licensor, Best or Abra and whether pursuant to Section 4 or otherwise, are and shall remain the property of such delivering party.


5.3 Derivative Products Created by Licensee Hereunder - Licensor agrees that any Derivative Products created by Licensee hereunder shall be and remain the sole and exclusive property of Licensee, except for any elements of such Derivative Products that consist of Licensor Product source code, which are and shall remain the sole and exclusive property of Licensor. The ownership rights of Licensee set forth in this paragraph are further subject to the transfer of ownership provisions set forth in Section 6 below.

5.4 Customer Lists - The Bestware Customer Lists are and shall remain the sole and exclusive property of Licensor.

6       COMMENCEMENT, DURATION AND TERMINATION

6.1 Commencement and Duration - This Agreement shall commence on the Effective Date and, unless earlier terminated as herein provided or renewed by the mutual written agreement of the parties, shall expire on the date upon which Licensee has fully paid the total amount of royalty required by this Agreement as though this Agreement had run its full four year term, as set forth in EXHIBIT H. Such a termination is referred to herein as "expiration."

6.2 Termination by Licensor - Licensor shall have the right without liability to Licensee to terminate this Agreement forthwith upon written notice in the event that Licensee shall:

        a) Be in breach of any material term or any obligation on its part to be performed and shall have failed to remedy such breach within sixty (60) days from the date of written notice specifying the breach and requiring its remedy; or

        b) Be adjudged insolvent or bankrupt, take or have taken against it any proceedings or action seeking relief, reorganization or arrangement under any laws relating to insolvency (excluding an intended reorganization undertaken with the approval of the other party), make or suffer any assignment for the benefit of creditors, suffer the appointment of any receiver, liquidator, or trustee of any or its property or assets, or suffer liquidation, dissolution, or winding up of its business or any analogous action taken on account of its financial position; or

        c) Assign this Agreement to a third party in violation of the assignment provisions set forth herein; or

        d) Not achieve the royalty cap for any twelve month period as set forth on EXHIBIT H hereof; provided however that for any twelve month period in which Licensee does not achieve the royalty cap, Licensee shall have the right to make a lump sum payment to Licensor of the deficiency at the time it makes its last payment of royalties for such twelve month period.

        Termination by Licensor pursuant to this Section 6.2 may be referred to herein as "termination due to default by Licensee" or "termination due to breach by Licensee."

6.3 Termination by Licensee - Licensee shall have the right without liability to Licensor to terminate this Agreement forthwith upon written notice in the event that Licensor shall:

        a) Be in breach of any material term or any obligation on its part to be performed and shall have failed to remedy such breach within sixty (60) days from the date of written notice specifying the breach and requiring its remedy; or

        b) Be adjudged insolvent or bankrupt, take or have taken against it any proceedings or action seeking relief, reorganization or arrangement under any laws relating to insolvency (excluding an intended reorganization undertaken with the approval of the other party), make or suffer any assignment for the benefit of creditors, suffer the appointment of any receiver, liquidator, or trustee of any of its property or assets, or suffer liquidation, dissolution, or winding up of its business or any analogous action taken on account of its financial position; or

        c) Assign this Agreement to a third party in violation of the assignment provisions set forth herein.

        Termination by Licensee pursuant to this Section 6.3 may be referred to herein as "termination due to default by Licensor" or "termination due to breach by Licensor."

6.4 Consequences of Expiration or Termination by Licensee due to Default by Licensor - Upon termination of this Agreement due to expiration or due to termination by Licensee due to default by Licensor:

        a) No further royalties shall be paid by Licensee to Licensor under this License Agreement.

        b) Any provision of this Agreement expressly stated to survive, or impliedly surviving, termination shall remain in full force and effect.

        c) All licenses granted by Licensor to Licensee hereunder shall automatically terminate on the date of expiration or termination and Licensee shall have no further right to copy, modify, distribute or market any Product or Derivative Product (unless Product source code is eliminated therefrom), or in any way use the Bestware Customer Lists, or the Trade Marks. No SLAs shall be affected, which shall continue in full force in accordance with their terms.

        d) Licensee shall retain any and all right, title and interest that Licensee may have in and to any of the Derivative Products by virtue of the changes it has made to the Products hereunder.

        e) No rights of either party accrued at the date of termination shall be affected or prejudiced.

6.5 Consequences of Termination Due to Default by Licensee - Upon termination of this Agreement by Licensor due to Default by Licensee:

        a) Payment by Licensee to Licensor of any royalties owed or deemed to be owing shall be handled as set forth in that certain Deed of Company Charge signed by Licensor, a form of which is attached hereto as EXHIBIT J (the "Charge"), and in such other security documents and guaranties as may have been provided pursuant to Section 8.1 below due to the fact that termination due to default by Licensee shall constitute and "Event of Default" under such document(s).

        b) Any provision of this Agreement expressly stated to survive, or impliedly surviving, termination shall remain in full force and effect.

        c) Licensee shall assign to Licensor and agrees to assign to Licensor, irrevocably and in perpetuity, any and all right, title and interest that Licensee may have in and to any of the Products and Derivative Products. Licensee further agrees, during and subsequent to the term of this Agreement, entirely at Licensee's expense and without further consideration, to document the assignment of all right, title, and interest in such products to Licensor. Promptly upon Licensor's request, Licensee agrees that Licensee will execute any appropriate assignment document.

        d) All licenses granted by Licensor to Licensee hereunder shall automatically terminate on the date of termination of this Agreement and Licensee shall have no further right to copy, modify, distribute or market any Product or Derivative Product, or in any way use the Bestware Customer Lists or the Trade Marks. No SLAs shall be affected, which shall continue in full force in accordance with their terms.

        e) Licensee shall give instructions so that all materials being held by third parties pursuant to the terms of Section 3.4 above shall be released to Licensor.

        f) No rights of either party accrued at the date of termination shall be affected or prejudiced.

6.6 Licensee's Alternative Remedy in the Case of Licensor Bankruptcy. Licensor acknowledges that if a trustee in bankruptcy, or Licensor as a debtor-in-possession in a case under the Bankruptcy Code rejects this Agreement, Licensee may elect, in its sole discretion, instead of terminating the Agreement for Licensor default as provided in Section
        6.3 above, to retain its rights under this Agreement as provided in
        Section 365(n) of the Bankruptcy Code, provided all royalties are paid to Licensor when due hereunder. Upon written request of to Licensor or the Bankruptcy Trustee, Licensor or such Bankruptcy Trustee shall not interfere with the rights of Licensee as provided in this Agreement.

7.      DUTIES OF LICENSEE

7.1 Best Efforts Obligation. Licensee shall use its best efforts to maintain the Products so that they are competitive in the marketplace and shall vigorously and aggressively promote the Products, subject to Licensee's right to determine, in its best business interests, to discontinue maintaining and updating a product in any particular geographic area.

7.2 Marketing and Advertising - Licensee shall indemnify and hold Licensor harmless from all damages incurred by Licensor as a result of Licensee's advertising or promotional materials with respect to the Products.

7.3 Support - It is a condition of this Agreement that Licensee (including its distributors and dealers) shall establish and thereafter operate an efficient support service in relation to the Products. In no circumstances will Licensor, or any affiliate of Licensor, be required to provide support, modifications or updates for the Products, other than that to be provided by Best as detailed in Section 4 above. Licensee shall be solely responsible for supporting the Products and for training its dealers and distributors in respect of support.

7.4 Warranty Work, etc. - Licensee shall provide all warranty service for end users for all Products, whether sold, licensed or otherwise distributed by Licensor prior to the Effective Date or by Licensee after the Effective Date.

7.5 Compliance with Laws, etc. - Licensee shall comply with all laws, statutes and regulations affecting the Products and/or the performance by Licensee of its obligations hereunder. Licensee agrees that it will not sell, license, or re-export the Products so as to violate any of the export control laws of the United States.

7.6 Reports - Licensee shall submit to Licensor, within thirty days of Licensor's written request therefor, which request may be made no more than quarterly, written sales and activity reports in such form and at such intervals as Licensor shall require. Such reports may include shipments of Products, Dollar volume, etc. If the Management Company is to maintain such records on Licensee's behalf pursuant to the Management Agreement, Licensee shall insure that such reports are timely delivered by the Management Company to Licensor.

7.7 Inspection - Licensee shall allow representatives of Licensor on reasonable notice and during normal working hours, to examine Licensee's place(s) of business and/or inventories of the Products for the purpose of verifying to the satisfaction of the Licensor that Licensee is performing its obligations under this Agreement; Licensee shall use its best efforts to procure rights allowing Licensor on reasonable notice and during normal working hours access to the Management Company's and sub-distributors' places of business for similar inspections.

7.8 General Information and Assistance - Licensee shall immediately advise Licensor of any legal notices served on Licensee that might affect Licensor.

7.9 Records. Promptly after the Effective Date, Licensor shall provide Licensee with access to such books, records and accounts (or copies thereof), including financial information, correspondence, production records, and other similar information as necessary for Licensee to fully exploit the licenses granted hereunder. Such books, records and accounts shall remain the property of Licensor and Licensor shall have the right to remove such books, records and accounts from Licensee's premises at any time, provided that Licensor shall allow Licensee sufficient time to make copies of any such books, records and accounts it reasonably needs to retain in order to operate its business. With regard to any records that Licensor maintains at a separate facility, Licensee shall have the right for a period of three years following the Effective Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records to the extent any of the foregoing relates to the business of developing, marketing and distributing the Products, and solely for the purpose of complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, or any other reasonable purpose relative to the operation of its ongoing business. With regard to those books, records and accounts of Licensor still in Licensee's possession at the time of expiration of this Agreement or termination due to breach by Licensor, Licensee shall maintain such books, records and accounts, including financial information, correspondence, production records, and other similar information until at least June 1, 2000. Thereafter, Licensee may destroy such books, records and accounts after giving no less than thirty days prior written notice to Licensor which notice shall give Licensor the opportunity to take possession of breach by Licensee, Licensee will promptly return all Licensor books, records and accounts to Licensor.

7.10 References. No written or printed material, including, without limitation, any catalogue, brochure, sales or any kind of promotion material or other selling material, that contains the name of or references Best, Best Programs Ltd, Best Programs - Canada, or Abra shall be used publicly or distributed by Licensee until such names or references are deleted or covered by a sticker acceptable to Best or Abra, as applicable. If there is any conflict between the terms of this paragraph and the terms of the Transition Agreement dealing with the use of materials referencing Best or Abra after the Effective Date, Licensor and Licensee agree that the terms of the Transition Agreement shall govern.

7.11 Affirmative Covenants - From the Effective Date of this Agreement until termination or expiration hereof, Licensee covenants and agrees that it and its subsidiaries shall:

        FINANCIAL REPORTS.

        a) Furnish to Licensor, within 30 days after the end of each quarter, an unaudited financial report of the Licensee which report shall include the following: (i) a profit and loss statement and cash flow statement for such quarter, together with a cumulative profit and loss statement and cash flow statement from the first day of the current fiscal year to the last day of such quarter, which statements shall be comparative to the corresponding period of the prior fiscal year and shall be prepared in accordance with Australian applicable accounting standards and Australian Accounting Standards and Statements of Accounting Concepts, consistently applied; and (ii) a balance sheet as of the last day of such quarter, which balance sheet shall be prepared in accordance with Australian applicable accounting standards and Australian Accounting Standards and Statements of Accounting Concepts, consistently applied.

        b) Furnish to Licensor, within 120 days after the end of each fiscal year of the Licensee, "Audited" financial statements of the Licensee which shall include a profit and loss statement and cash flow statement for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with Australian applicable accounting standards and Australian Accounting Standards and Statements of Accounting Concepts, consistently applied and accompanied by the auditors' report of a reputable Charted Accountant as may be chosen by the Licensee.

                In the context of this subparagraph, "Audited" shall refer to an independent Investigating Accountant's Report prepared in relation to the end of year financial statements. The report should specifically address the verification of the balance sheet accounts in relation to cash balances, bank balances, accounts receivable balances, accounts payable balances together with investigation into the correctness of the Gross Revenue (as defined in Exhibit H) for the year, compliance with negative and affirmative covenants, and reporting as to any material differences or balances in the financial statements.

        TAX RETURNS AND PAYMENT OF TAXES.

        c) File all lawful tax returns and other reports which it is required by law to file, maintain adequate reserves for the payment of all taxes imposed upon it, its income, its sales, or its profits, or upon any assets or properties belonging to it and pay and discharge all such taxes prior to the date on which penalties attached thereto.

        BUSINESS INSURANCE.

        d) Maintain insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation. Provide a certificate of insurance to Licensor within ninety days of the Effective Date and on an annual basis.

        INSURANCE.

        e) Maintain life insurance coverage on Brad Shofer, and Craig Winkler by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation. Such amount should cover at least one-sixth of any unpaid royalty obligation per person. Proceeds from this policy necessary for payment of such royalty obligation should be escrowed for payment to Licensor should Licensee's revenues not be sufficient to satisfy all royalty obligations set forth in Exhibit H at any time during the remainder of this Agreement's four year term. Provide a certificate of insurance to Licensor within ninety days of the Effective Date and on an annual basis.

7.12 Negative Covenants - From the Effective Date of this Agreement until termination or expiration hereof, Licensee covenants and agrees that it and its subsidiaries shall not take the following actions without prior approval by Licensor:

        a) Merge or consolidate with or acquire all or any substantial portion of the assets or capital stock of any entity in any transactions involving payments by Licensee of consideration having a total fair market value in excess of the "Limitation Amount." For purposes of this Section 7.12, the term "Limitation Amount" shall mean, as of the Effective Date, $1 million dollars (the "Base Amount"), and thereafter, an amount calculated as:
                (I) the Base Amount, plus (II) the amount of royalties actually paid under the License Agreement multiplied by 120%.

        b) Except for sales, leases, transfers or other dispositions of assets made in the ordinary course of business, sell, lease, transfer, license or otherwise dispose of any of its or its subsidiaries' assets or properties (including transfers among the Licensee and its subsidiaries) having a fair market value in excess of 20% of the Net Book Value of the Licensee and its subsidiaries, either singularly or in the aggregate. For purposes of this

                Subsection (b), the term "Net Book Value" shall mean the net assets of the business following add-back of the Unit Holder loan balances.

        c) In any Agreement year, until the royalty cap for such Agreement year has been fully paid to Licensor, and Licensee has accumulated and reserved at least 25% of the next year's royalty cap, (I) declare or pay dividends upon any of Licensee's capital stock or make any distributions in respect of Licensee's profits or distribute Licensee's assets or properties to any person except for the crediting of shareholder and unit holder loan accounts, stock dividends or splits, nor (II) lend money to shareholders, unit holders and/or directors, or repay any shareholder or unit holder loans, except, in either case, as required to comply with necessary trust, accounting or taxation law.

        d) Enter into any agreement or arrangement with any affiliate whereby Licensee agrees to pay management fees, service fees, licensing fees, consulting fees, research and development fees, royalties or any other form of compensation to such affiliate, except for fees or compensation for services rendered where such fees or compensation are comparable to similar fees which would be paid to unrelated third parties for the same or similar services.

        e) Pay compensation to any officer or director or senior manager of Licensee representing an increase in excess of 15% of their base compensation from the prior year (which compensation does not include distributions or commissions). Licensee agrees that commissions and bonuses, if granted shall be granted consistent with historical commission or bonus plans or pursuant to plans approved by the Licensor.

        f)      [INTENTIONALLY DELETED]

        g) Commit or incur debt financing in excess of the Limitation Amount (excluding any debt owed to Licensor) and, shall not create, incur, assume or suffer to exist any Senior Indebtedness in excess of the lesser of (I) the Limitation Amount, and (II) an amount determined pursuant to the following table:

                Agreement Year         Amount of Senior Indebtedness Permitted
                --------------         ---------------------------------------
                First                                  None
                Second                                 $500,000
                Third                                  $1.5 million
                Fourth                                 $2.5 million

                The term "Senior Indebtedness" shall mean (x) all future indebtedness of Licensee for money borrowed from any bank, trust company, insurance company or other private, commercial or governmental lending institutions, up to the limits set forth above, regardless of whether such indebtedness is secured by assets of Licensee, and to which indebtedness the royalties owed to Licensor hereunder are expressly subordinated in writing. With regard to any indebtedness that is junior in payment to Licensor, the promissory note of Licensee evidencing such junior indebtedness shall contain subordination provisions effectively subordinating the junior creditor's indebtedness to that of Licensor and any holder of Senior Indebtedness,

7.13 Board Observer - From the Effective Date of this Agreement until termination or expiration hereof, Licensee covenants and agrees that Licensor shall have the right to designate one representative who shall be entitled to attend all Licensee Board of Directors Meetings. Such Board of Directors shall meet no fewer than once annually and may hold meetings by teleconference. Licensee will give Licensor's representative reasonable prior notice of any Licensee Board of Directors meeting. The representative designated by the Licensor shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with attendance at such meeting provided, however, that such representative must obtain prior approval from Licensee for expenses greater than One Thousand Dollars ($ 1,000) per meeting. Any action taken by Licensor's representative shall not be deemed or otherwise construed as an act or omission by Licensor.

8.      ROYALTIES AND PAYMENTS

8.1 Royalties - In consideration of the licenses granted to Licensee hereunder, Licensee shall pay Licensor a royalty calculated as set forth on EXHIBIT H to this Agreement. For each twelve month period during the term of this Agreement, measured from the Effective Date, Licensee shall not pay more than the royalty cap amount set forth for such year on EXHIBIT H. Consequently, when any year's cap is satisfied, Licensee shall have no further obligation to pay or accrue further royalties in such year, accrual to begin again on the next anniversary of the Effective Date. The annual royalty caps shall be secured by the Charge which shall be executed by Licensee as of the Effective Date. Further, the Management Company, if any, and any company affiliated with Licensee that is established after the Effective Date, shall, promptly upon Licensor's request enter into a Security Agreement and a Guaranty, substantially in the form set forth on EXHIBITS K AND L hereto (which form may need modification depending on the country/jurisdiction involved). In addition, Licensee's Australian directors shall execute a Deed in the form attached as EXHIBIT M.

8.2 Payment Terms - Royalties are to be accrued monthly. Royalties must be paid by the fifteenth day of the month following each Agreement quarter. Unless otherwise agreed by Licensor in writing, Licensee shall pay by wire transfer to a bank account designated by Licensor. All payments shall be made in US dollars.

8.3 Taxes, Imposts, Duties, etc. - All payments required under this Agreement are exclusive of taxes, imposts and duties of whatever nature and howsoever arising, and Licensee shall bear and be responsible for the payment of all such taxes (including without limitation Value Added Tax or GST), imposts and duties (except for taxes based on Licensor's income other than credited income taxes paid by Licensee in Australia on behalf of Licensor). When any tax is required to be paid by Licensee, Licensee shall pay such tax, including any interest or penalties, directly to the taxing authority. If any tax is required to be paid by Licensor as a result of this Agreement (except for taxes based on Licensor's income other than credited income taxes paid by Licensee in Australia on behalf of Licensor), the full amount of such tax, including any interest and penalties, will be billed to Licensee separately, whether or not this Agreement is then in effect and promptly paid to Licensor by Licensee.

8.4 Reimbursement - Licensee shall promptly reimburse Licensor for all travel, accommodation and subsistence expenses incurred by Licensor in providing assistance to or otherwise at the request of Licensee provided, however, that Licensor must obtain prior approval from Licensee for expenses greater than One Thousand Dollars ($ 1,000).

8.5 Audit - Licensee agrees to create and maintain, until the expiration of two years after the last royalty payment under this Agreement is made, sufficient books, records, and accounts regarding Licensee's licensing, distribution and other activities and the royalties paid Licensor hereunder. Licensor shall have the right, once per year during the term of this Agreement and not more than once in the twelve month period following Licensee's last payment of royalties hereunder (except in the case where such last payment triggers expiration of this Agreement) and at Licensor's expense, to have an accountant examine such books, records and accounts during Licensee's normal business hours in order to verify the accuracy and sufficiency of Licensee's payments to Licensor under this Agreement. A condition to any such examination shall be that the accountant shall execute an appropriate confidentiality agreement with respect to Licensee's nonpublic or proprietary information. If any such examination or inspection discloses a shortfall or overpayment in the royalties due to Licensor hereunder, the appropriate party shall reimburse the other party for the full amount of such shortfall or overpayment. Should the audit discover a shortfall of twenty five thousand dollars ($25,000) or more in any one year, Licensee shall reimburse Licensor for the reasonable costs of such audit.

9.      WARRANTIES; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1     Warranties.

        a. Licensor represents and warrants that: (i) it either owns, or has a valid license to sublicense to Licensee, the Products and the Trade Marks; (ii) the use and sublicensing of the Products in the form delivered by Licensor to Licensee (and without regard to use in any Derivative Product), will not infringe any copyright, trade secret or other proprietary right of any third party; (iii) the use of the Trade Marks in the U.S. will not infringe any trade mark of any third party; and (iv) it has the corporate authority to enter into and fulfill this Agreement. The warranty set forth in subsection (ii) shall not apply to any modifications to the Products made or caused to be made by Licensee.

        b. Licensee represents and warrants that it has the corporate authority to enter into and fulfill this Agreement.

9.2. Disclaimer of Warranty. EXCEPT FOR THE WARRANTIES SPECIFICALLY SET FORTH IN SECTION 9.1, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS OF ANY NATURE WHATEVER INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL EXPRESS WARRANTIES AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR HEREBY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF THE PRODUCTS, WHICH ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND.

9.3     Limitation of Liability. THE LIABILITY OF EACH PARTY WITH RESPECT TO
        THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE LIMITED, EXCEPT IN CONNECTION WITH UNPAID ROYALTIES, TO THE ROYALTY AMOUNTS ACTUALLY PAID OR TO BE PAID HEREUNDER, BUT SHALL IN NO EVENT EXCEED $6,765,000. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL EXEMPLARY OR OTHER DAMAGES OR LOSS OF REVENUES, LOSS OF INCOME, LOSS OF PROFITS OR OTHER FINANCIAL REMEDIES IN EXCESS OF ONE HUNDRED THOUSAND DOLLARS ($100,000).

        IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF, THIS AGREEMENT OR IN CONNECTION WITH, OR ARISING OUT OF, THE EXISTENCE, FURNISHING, FUNCTIONING, OR LICENSEE'S OR ANY THIRD PARTY'S USE, OF ANY PRODUCTS, ITEMS OR SERVICES PROVIDED FOR IN THIS AGREEMENT. LICENSOR AND LICENSEE ACKNOWLEDGE THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR LICENSOR TO ENTER THIS AGREEMENT AND THAT LICENSOR WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS ON ITS LIABILITY SET FORTH.

10.     INDEMNIFICATION

10.1    By Licensor.

        a. Infringement. In the event of a claim for infringement of any copyright or trademark, trade secret or other proprietary right by any Product in the form delivered by Licensor to Licensee (and without regard to use in any Derivative Product), Licensor shall promptly, and at its expense and option, either: (i) secure for Licensee the right to continue marketing and/or using the infringing matter, (ii) replace or modify the infringing matter so as to make it non-infringing (provided there is no loss of features or functionality), with Licensee to promptly provide the non-infringing replacement to its sublicensees, dealers, and subdistributors; provided, however, if commercially reasonable efforts to achieve the foregoing are unsuccessful, Licensor shall so notify Licensee thereof, and Licensee shall have the right to terminate this Agreement due to breach by Licensor. In addition, Licensor will defend, indemnify and hold Licensee harmless from any and all claims, losses, liabilities, costs, damages, and expenses arising from a claim for infringement of any copyright or trademark, trade secret or other proprietary right by any Product in the form delivered by Licensor to Licensee (and without regard to use in any Derivative Product), subject to Section 10.3 below. This Section
                10.1 (a) sets forth Licensee's sole remedy for Licensor's breach of the warranty set forth in Section 9. 1 (a)(ii) above.

        b. Other Indemnities. In the event of a claim against Licensee for Licensor's negligence or willful misconduct in connection with its performance under this Agreement, Licensor shall indemnify and hold Licensee harmless from any and all claims, losses, liabilities, costs (including reasonable attorneys' fees), damages, and expenses, subject to Section 10.3 below.

10.2 By Licensee. In the event of a claim against Licensor (i) for infringement of any copyright, trademark, trade secret, or other proprietary right by the combination of the Licensee computer software with an otherwise infringement-free Product; (ii) for any representation or warranty made by Licensee to any third party with respect to any Derivative Product; or (iii) for Licensee's negligence or willful misconduct in connection with its performance under this Agreement, Licensee shall indemnify and hold Licensor harmless from any and all claims, losses, liabilities, costs (including reasonable attorneys' fees), damages, and expenses, provided Licensor complies with the procedural requirements of Section 10.3 below. In addition, Licensee agrees to indemnify and hold Licensor harmless from any and all third party claims, losses, liabilities, costs (including reasonable attorneys' fees), damages, and expenses which may arise from the use of the Derivative Products or any other item furnished by Licensee to any such third party hereunder, subject to Section 10.3 below.

10.3 Indemnification Procedure. Whenever any claim shall arise for indemnification under this Agreement, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense, provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "damages" for purposes of the Agreement. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim, the Indemnifying Party shall have the burden to prove by, a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. In either case, the party controlling the defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by tile other party with respect thereto. None of the parties shall agree to any settlement of any such action, suit or proceeding without the prior written consent of the other party(s), which shall not be unreasonably withheld. All claims and actions for indemnity pursuant to this License Agreement for breach of any representation or warranty made herein shall be asserted or maintained in writing by a party hereto no later than one year after the Effective Date. Any indemnification under this Agreement shall be effected by payment of cash or delivery of a cashiers or bank check.

10.4 Certain Pre-Effective Date Liabilities. The respective liabilities of the parties with regard to Product returns and with regard to warranty claims made by customers relating to Products sold before the Effective Date shall be as set forth in the Transition Agreement.

11.     TRADE MARKS

11.1 Licensee Acknowledgment - Licensee acknowledges the exclusive right of Licensor in and to all of the Trade Marks, all of the copyrights in Documentation, Software and all other material covered by this Agreement During the term of this Agreement, Licensor hereby grants Licensee an exclusive license to use the Trade Marks and copyrights solely for the purpose of conducting the business contemplated by this Agreement.

11.2 Guidelines - Licensee agrees that at all times during the term of this Agreement it shall abide by Licensor's guidelines regarding proper use of Licensor's Trade Marks, as shall be provided to Licensee by Licensor from time to time.

11.3 Manner of Use - Whenever Licensee is permitted to employ any of the Trade Marks in any written material, Licensee shall so note by use of an asterisk and a footnote reading "Trademark of [INSERT THEN CURRENT NAME OF LICENSOR]", or "Registered Trademark of [INSERT THEN CURRENT NAME OF LICENSOR]", or as otherwise requested by Licensor. Licensee will use the Trade Marks only in connection with the Products or the Derivative Products. Licensee agrees that the ownership of the Trade Marks and the goodwill relating thereto shall remain vested in Licensor. If requested by Licensor, Licensee shall assist Licensor to register the Trade Marks in any territory, at the expense of Licensor but Licensee shall not itself seek to register the Trade Marks in its name. Licensee covenants and agrees with the Licensor to perform all acts, deeds and things reasonably necessary and requested by Licensor to maintain and keep the registrations, if any, of the Trade Marks in full force and effect and take all appropriate steps to prevent any actual or threatened infringement thereof.

11.4 License Limitation - No right or license under any patent, copyright, trademark or trade name or other intellectual property right of Licensor is granted by, or is to be inferred from, any provision in this Agreement except as expressly provided herein. Specifically, Licensee acknowledges that it has not been granted a license to use the trademark "People Manager" and shall have no right to use such mark, or any confusingly similar mark, in connection with the People Manager product either during the term of this Agreement or at any time thereafter.

11.5 Notices and Legends. Licensee agrees to include in any reproduction of the Software and in every Derivative Product, and all reproductions of Documentation and in packages and containers for the Derivative Products and the Documentation, reproductions of Licensor's restricted rights notices, copyright notices and other proprietary legends of Licensor.

12.     CONFIDENTIALITY

12.1 Confidentiality - Each party agrees to keep secret and not to disclose any confidential or proprietary information of the other (including without limitation the terms of this Agreement) acquired hereunder or in connection herewith except as authorized in writing by the party owning the confidential information and shall keep and shall require its officers, directors, and employees to keep confidential such information. As used herein, "confidential information" means all trade secrets, know-how, technical, operating, financial and other information relating to the business, products, customers and suppliers. Each party shall immediately upon termination of this Agreement, surrender to the other all of the other's confidential or proprietary material. The obligation herein to keep such information confidential shall continue in effect after as well as before the expiration or termination of this Agreement and unless and until the information concerned becomes freely publicly available.

12.2 Public Announcements. The parties agree that from the Effective Date until one year after the date of termination of this Agreement, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the licenses granted hereunder shall be subject to the approval of all parties, which approval shall not be unreasonably withheld; provided that the Licensee shall have no restriction upon announcements or other publications connected with marketing the Licensee's products in the normal course. In no event shall the Licensee or Licensor at any time disclose the financial terms of this Agreement or any other agreement contemplated in this Agreement, except as required by law.

13.     GENERAL

13.1 Force Majeure - If the performance of any part of this Agreement or order issued under it shall be interfered with for any length of time by Governmental restrictions, war, civil commotion, riots, strike, lock out, shortage of labor or materials, lack of shipping space, and acts of God such as typhoon, flood, fire, or any other similar causes which are beyond die control of the parties, neither party shall be responsible for delay or failure of performance of this Agreement. If such failure shall continue for a period of more than three (3) months, either party shall have the right forthwith to terminate this Agreement due to breach of a material term by the nonperforming party, pursuant to the termination provisions of Section 6, except that the sixty day cure period shall be reduced to fourteen days.

13.2 Waiver - The failure of either party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or prejudice that party's right to enforce the same thereafter.

13.3 Notices - All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given upon personal delivery or sending by telex or facsimile (as long as written confirmation is received) or three days after depositing in the mail, first-class, with postage prepaid or, for all international notices, and for domestic notices if such service is selected, three days after sending by Federal Express (or equivalent overnight courier service). The addresses of the parties (until written notice of change shall have been given) shall be as follows:

                 For Licensor:
                 Best!Ware, Inc.
                 c/o Best Programs, Inc.
                 11413 Isaac Newton Square
                 Reston, VA 22090
                 USA
                 ATTN: President
with copy to:
                 Shelley Reback
                 c/o Best Programs, Inc.
                 11413 Isaac Newton Square
                 Reston, VA 22090 USA

                 For Licensee:
                 DATA-TECH SOFTWARE PTY LTD
                 4 Solwood Lane
                 Blackburn
                 Victoria 3130
                 AUSTRALIA
                 ATTN: Craig Winkler

with copy to:
                 Best!Ware, Inc.
                 300 Roundhill Drive
                 Rockaway, New Jersey 07866
                 ATTN: President

13.4 Entire Agreement - This Agreement constitutes the entire agreement in respect of business hereby contemplated by and between the parties and supersedes all previous agreements, negotiations, and commitments in respect thereto, and shall not be changed or modified in any manner, except by mutual consent in writing of subsequent dates signed by duly authorized representatives of each party to this Agreement.

13.5 Exclusive Remedies. Except for any matter for which injunctive relief is sought (as, for example, any infringement of Licensor's proprietary rights) or any matter involving Licensor's rights under the Charge, the Deed or any other security agreement(s)executed by Licensee or any Licensee affiliate on Licensor's behalf (the "Security Agreements"), the parties hereby agree that they may resort to only those dispute resolution remedies explicitly set forth in this Section 13.5 in the event of any disagreement, dispute, breach or claim of breach, non-performance or repudiation hereunder; the entire transaction represented hereby and the structure and amount of the fees and other financial terms of this Agreement are based upon strict compliance with this Paragraph 13.5, and the exclusive remedies set forth herein have been explicitly bargained for and negotiated and shall bind the parties as an integral part of this Agreement in accordance with the following terms and conditions:

        a) Internal Resolution Procedure. In the event that the parties have any disagreement, dispute, breach or claim of breach, non-performance, or repudiation arising from, related to or in connection with this Agreement or any of the terms or conditions hereof, or any transaction hereunder, including, but not limited to, either party's failure or alleged failure to comply with any of the provisions of this Agreement (hereinafter collectively the "Dispute"), the parties shall first conduct a management procedure as follows. Within ten (10) calendar days of the time that a senior management representative of either party having the authorization to do so informs the other party of a Dispute by sending a written notice specifically referencing and invoking this Paragraph 13.5, the parties shall conduct a meeting at a location halfway between the locations of the two parties (unless otherwise agreed) and use their best efforts to either: (a) resolve the matter and set forth such resolution in writing, or (b) define the Dispute in writing including a description of the position of each party.

        (b) Arbitration Resolution Procedure. If the parties are unable to reach an agreement pursuant to subparagraph (a) above, the Dispute shall be resolved by mandatory, binding, expedited arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association before an arbitrator with knowledge and experience in the areas of computer software licensing. The result of the arbitration shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be in writing. He or she shall be compensated by the party that does not substantially prevail in the arbitration, and the party responsible for payment shall be specified in the arbitrators award. IN NO EVENT SHALL THE ARBITRATOR HAVE THE POWER TO MODIFY, AMEND, OR OTHERWISE CHANGE OR ADD TO ANY OF THE TERMS OR CONDITIONS OF THIS AGREEMENT OR ANY EXHIBIT HERETO WITHOUT THE EXPRESS WRITTEN APPROVAL OF BOTH PARTIES. The internal laws of the State of New Jersey shall govern the enforcement of the award and the principles set forth in this Agreement shall be applied by the arbitrators for both evidence and substantive law questions during the arbitration, including the rendering of the award. Judgment upon the award of the arbitrator, enforced in accordance with New Jersey law, shall be final and binding upon the parties and may be entered in any court in the country of either of the parties hereto. The parties acknowledge and stipulate that this is a commercial contract and that any award, judgment or order, interim or final. shall be enforceable as a commercial award, judgment or order wherever such enforcement is sought. The arbitrator shall give effect to the applicable statute of limitation in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. The arbitration proceeding and all evidence taken shall be treated as confidential information hereunder.

13.6 Governing Law and Jurisdiction - This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey, U.S.A. except for that body of law known as conflicts of law, and excluding any applicable provisions of the United Nations Convention on Contract for International Sales of Goods. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the New Jersey courts and hereby waive any present or future objection to any such venue, and irrevocably consent and submit unconditionally to the jurisdiction for itself and in respect of any of its property of any such court. The parties further agree that final judgment against either party in any action or proceeding arising out of or relating to this Agreement or the Security Agreements shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of the obligation. As soon as practical after the Effective Date of this Agreement, Licensee shall irrevocably appoint an agent in New Jersey to accept service of proceedings on its behalf. Licensee shall maintain such appointment continuously in effect at all times which License is obligated under the Security Agreements. Upon request, Licensee shall provide Licensor with proof that it continues to maintain an authorized agent in New Jersey.

13.7 Assignment - Licensee may not assign this Agreement or any rights hereunder without the prior written consent of Licensor. Licensor may not assign this Agreement nor any rights hereunder without the prior written consent of Licensee to any third party unless (a) such third party agrees to assume all of Licensor's obligations, and (b) such party is not a named competitor of Licensee listed on Exhibit N hereto. Anything to the contrary herein notwithstanding, Licensor shall be permitted at any time to assign this Agreement, without consent, but with notice (a) to any subsidiary or associated company of Licensor, provided such entity consents to assume all of Licensor's obligations hereunder, and (b) pursuant to any merger, consolidation, change in control or other reorganization, provided the surviving entity consents to assume all of Licensor's obligations hereunder. Any attempted assignment of this Agreement in contravention of this provision shall be void and of no effect. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their successors, and assigns.

13.8 Severability - If any of the provisions, or portions hereof, are invalid under any applicable stature or rule of law then, that provision notwithstanding this Agreement shall remain in full force and effect.

13.9 Headings - Headings are included in this Agreement for convenience only, and shall not form a part of it for the purposes of construction.

13.10 Authorized Representatives - Each party represents and warrants that the person signing on its behalf is duly authorized to bind such party and that the execution, delivery and performance of this Agreement and the performance by Licensor and Licensee of their respective obligations have been duly authorized by all requisite corporate action.

        IN WITNESS WHEREOF the parties have caused this Agreement to be executed under seal by their duly authorized representatives.


BEST!WARE, INC.                       DATA-TECH SOFTWARE PTY.  LIMITED
By:  Melody S. Ranelli, Treasurer     By:  Andrew Craig Winkler, Director
Signature: /s/ Melody S. Ranelli      Signature: /s/ Andrew Craig Winkler
          ----------------------                -------------------------
Date: 5/28/96                         Date:  5/28/96
      -------                                -------

                               LICENSE AGREEMENT

Exhibit A - Products
M.Y.O.B. Accounting Software for the Macintosh
M.Y.O.B. Accounting Software for Windows
M.Y.O.B. Accounting Software for the Macintosh with Payroll
M.Y.O.B. Accounting Software for Windows with Payroll
BESTBOOKS for the Macintosh
BESTBOOKS for Windows
Durga (to be delivered "as is," as of the Effective Date)

                                LICENSE AGREEMENT

Exhibit B - CASPER

[To be provided promptly after Closing]

                                LICENSE AGREEMENT

Exhibit C - PEOPLE MANAGER

[To be provided promptly after Closing]

                                LICENSE AGREEMENT

Exhibit D - Termination Agreement

May 28, 1996

Mr. Andrew Craig Winkler
Director
Data-Tech Software Pty Ltd
4 Solwood Lane
Blackburn, VIC 3130, Australia


Dear Craig:

This Letter Agreement will terminate the Vendor International Distribution Agreement dated January 1, 1996 (the "Agreement") between Best!Ware, Inc. and Data-Tech Software Pty. Ltd, as of the close of business on May 28, 1996, under the following terms and conditions.

All of the rights and obligations of Best!Ware and Data-Tech expressly stated to survive, or impliedly surviving, termination under the Agreement shall not survive termination and shall be of no force and effect after termination, except that:

a. All rights and obligations of indemnification set forth in the Agreement as they would apply to events that occur prior to termination shall survive termination;

b. All royalties accrued by Data-Tech as of the date of termination will be paid to Best!Ware within thirty days of termination; and

c. The rights and obligations set forth in the first sentence of Section 7.9 and in all of Section 8.6 of the Agreement with respect to transactions occurring before the date of termination shall survive termination.

Please sign below to show your assent and approval to the immediate termination of the Agreement under the terms and conditions described in this Letter Agreement.

Very Truly Yours,

Best!Ware, Inc.                    AGREED AND CONSENTED TO:
                                   Data-Tech Software Pty. Ltd

By:__________________________      By:________________________________
Melody Ranelli, Treasurer          Craig Winkler, Director

                                LICENSE AGREEMENT

Exhibit E - People Manager Territory

Licensee is authorized to sell People Manager in the following countries only:

a.         Australia
b.         New Zealand
c.         Papua New Guinea
d.         Fiji
e.         Solomon Islands
f.         Vanuatu
g.         Cook Islands
h.         Malaysia (distributor)
i.         Brunei
j.         South Africa (distributor)
k.         Singapore (distributor)

                                LICENSE AGREEMENT

Exhibit F - Trademarks

MYOB(R)
BESTBOOKS(R)
BEST!WARE(R)

                           LICENSE AGREEMENT

Exhibit G - Existing Distribution Agreements

WRITTEN AGREEMENTS                                            DATE SIGNED
--------------------------------------------------------------------------------
Merisel                                                     November 20, 1990
631 River Oaks Parkway
San Jose, California 95134
--------------------------------------------------------------------------------
Merisel, CPD Amendment to prior agreement                   January 1992
described above
--------------------------------------------------------------------------------
Merisel, CPD Amendment (to prior agreement                  February 1, 1994
described above) pertaining only to Canada
--------------------------------------------------------------------------------
U.S. Software Resource Inc.                                 December 30th, 1991
8 Digital Drive/Suite 100
Novato, California 94949
--------------------------------------------------------------------------------
PC Connection                                               July 11, 1990
--------------------------------------------------------------------------------
Ingrain Micro Inc.                                          March 25, 1993
1600 E. St. Andrew Place
Santa Ana, California 92705
--------------------------------------------------------------------------------
Ingram Micro Inc. (Canada)                                  September 1, 1993
230 Barmac Drive
Weston, Ontario M9L 2Z3
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
ORAL AGREEMENTS
--------------------------------------------------------------------------------
Merisel (Canada) (Unclear if this is the Merisel
CPD Amendment of February 1, 1994 pertaining
only to Canada, described above)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Egghead
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Micro Warehouse
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           CONFIDENTIAL TREATMENT

                                    Confidential material has been omitted
                                    and filed separately with the Securities and Exchange Commission. Astericks denote such omissions.

                                LICENSE AGREEMENT



Exhibit H - Royalties

                                      *

                                LICENSE AGREEMENT


Exhibit I - Consulting Services Procedure

A. As provided for in Section 4, Casper Modifications, Licensor agrees that during the first 12 months following the Effective Date, Best has committed to Licensor that it will deliver to Licensee any enhancement to Casper that it creates during those 12 months. Specifically, as part of that commitment, Best will provide to Licensee any enhancements to the Casper architecture that result from the Best Budgets development effort if, as a result of such effort, enhancements are made to the original Casper architecture or any part of such architecture.

B. As also provided for in Section 4, Casper Modifications, Best will provide Licensee with up to 600 hours of technical consulting support on Casper, at no charge to Licensee. The 600 hours can be utilized over an 18 month period measured from the Effective Date, with no more than 300 hours being expended in the final 6 months of the 18 months.

      The technical managers of Best and Licensee have agreed to the following procedure whereby Licensee will expend the 600 hours to have Best assist in the design and then have Best develop certain components for Licensee. For those components, the following process will be put in place:

      Specification Phase:

      Licensee or its Management Company will make a proposal for a component to be designed and implemented by Best. Best and Licensee or, if Licensee so designates, its Management Company, will enter into an effort to complete a reasonable specification of the components functionality and user interface. A specification template, designed during the Casper project, will be provided to the Management Company. This template outlines the appropriate information necessary to complete the definition phase. The template has been included at the end of this document.

      In addition to the specifications document, an "Acceptance Criteria" document will be completed. The Acceptance Criteria document will define criteria under which both parties agree to completion of the component. This may include performance bench marks, zero defect level, etc.

      The hours exercised by Best engineers during this phase will be deducted from the 600 hour pool. This should be a 1-2 week phase. To use the hours most effectively Licensee or its Management Company should come to the table with a complete specification document, focusing the time spent on educating the engineers on the component and working through any technical issues.

      SCHEDULE PHASE:

      The schedule phase will be a brief period of time during which the Best engineers and the Management Company QA will evaluate the specifications and arrive at a schedule and total number of man hours necessary to deliver the component, 50% of the hours exercised by Best engineers during this phase will be deducted from the 600 hour pool.

      IMPLEMENTATION AND STABILIZATION PHASE:

      The implementation and stabilization phase will cover the design, development, QA and delivery of the component by the Best engineers.

      The hours exercised by Best engineers during this phase will be deducted from the 600 hour pool. If at any time during the project the Best project manager reasonably anticipates that the project costs will exceed the estimate by more than 10%, the Best project manager will notify Licensee of the number of hours that Best estimates will be required to complete such task and will not continue to work on such task until Licensee approves the revised estimate.

C. Additional Casper Consulting. Should Licensee determine that it wishes to contract additional technical consulting/development work on the Casper product to Best Programs, the procedure for doing so is as follows:

      1. Licensee will advise Best of its interest in having the work performed and will provide Best with a description of the project.

      2. Best will evaluate the request with respect to the work to be performed and (the availability of resources. Best will provide Licensee with an estimate for the project, indicating projected cost and schedule for the project along with a summary of its understanding of the work to be performed and the deliverables of the project.

           The cost will be estimated using the following labor rates:

                Vice President          $200 per hour
                Senior Engineer         $100 - $150 per hour
                Jr. Eng/QA analyst      $ 50 per hour

      The schedule will be based on the availability of resources, assuming a start date no earlier than two months from the date of the request.

      3. Licensee will review the estimate and advise Best of its decision as to whether or not it wishes to proceed with the project.

      4. If Licensee wishes to proceed, Best and Licensee will then enter into the negotiation of a specific contract, utilizing the project process defined above in B.

TEMPLATE:

Area (Component) Outline:

1. BACKGROUND. (Describes the component in a general fashion and to the extent necessary and appropriate, what the user expects to do, not how they expect to do it). This aids in engineer and QA comprehension of the area especially those that don't necessarily map to real world things.

      Another area this is important for is in framing the UI design. Understanding the profile of the end user is critical in making good decisions about information flow.

      Some attributes that would be invaluable are profile of user (job, needs, desires, etc.), frequency of usage (once in a while, every day, constantly, etc.), and typical tasks the user would do with this component (batch enter checks that are mailed in by customers, quick access to card information when filling out an invoice when they are on the phone to verify address. name and other critical info, etc.).

II.   LOGIC SPECIFICATION

      A. Rules (such as what to do when trying to delete an account that has posted transactions, the exact steps needed to post a sales journal entry, workflow rules, etc.).

      B. Boundaries (such as allow no more than 5 fiscal years of budgets, performance or memory benchmarks, etc.)

      C. Security (such as a user should be permitted to have access to any or all of the following; Budgets, History, and Account Profile, or no one may be executing Financial reports when a journal entry is submitted, etc.).

III.  UI SPECIFICATION

      A. Screens (bitmap snapshots such as Susan has created)

      B. Menus - DropDown & PopUp (if applicable; snapshots such as Susan has created)

      C. UI interaction descriptions (such as clicking "Apply" should save the changed information and not close the window, or clicking "Add All" should move all entries from the Shown Fields listbox to the Tab Stop listbox).

      D. Error/Warning Messages (such as Error 123: This account already exists.; greatly aids development, QA and doc in discerning error/warning conditions.)

      E.  Field Attributes (note: these are per field)
            1.  Smart enabling?
            2.  Editable field value defaults
            3.  Display only?
            4.  Accelerators
            5.  Smart filling?
            6.  Validations
            7.  Single Select? (if a list type field)
            8.  Required field?
            9. Icons/Bitmaps (especially for MDI windows, trees, bitmap buttons, and tabs).
           10.  Popup menu tie in with (B).
           11.  Length

           12.  Expected type (date, string, money, number, etc.).
           13.  Formatting (all uppercase, all lowercase, MM/DD/YY, MM/YY, etc.)
           14.  Quantity/Capacity (especially for lists, trees and grids).


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            15.  Descriptive name
            16.  Status line help text (if applicable)
            17.  Drill down enabled? (if so, what does it drill down into?)

IV.   ANALYSIS SPECIFICATION

      A. Reports

            1. Logic Specification (similar to II)

            2. UI specification (similar to III)

      B. Graphs & Other Output

            1.    Logic Specification (similar to II)

            2.    UI specification (similar to III)

      C. Audit Trail (events/actions in component that should generate an audit event and what information is contained in the audit event itself).


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                                LICENSE AGREEMENT


Exhibit J - Licensee Security Agreement

                                LICENSE AGREEMENT


Exhibit K - Management Company Security Agreement


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
                               LICENSE AGREEMENT

Exhibit L - Management Company Guarantee


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                               LICENSE AGREEMENT

Exhibit M - Deed of Owners


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                                LICENSE AGREEMENT


Exhibit N - Competitive Companies

Intuit
DacEasy
Peachtree
Checkmark
Aatrix
Big Software
MTX International
Abacus Accounting Systems
Satori
M-USA
Brilliant
Pegasus
Reckon Software
Sybiz
Attache
Pastel
Sage
Business Vision


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